Exhibit 5.1

December 21, 2012

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Re:                             SL Green Realty Corp., a Maryland corporation (the “Company”) — Resale or other distribution of (a) up to 5,082,829 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), consisting of up to: (i) 44,772 shares (the “Swig Shares”) of Common Stock issuable in exchange for units of limited partnership interest (“Partnership Units”) in SL Green Operating Partnership, L.P., a Delaware limited partnership (“SLG OP”), upon redemption of such Partnership Units by The Swig Investment Company, LLC (“Swig”); (ii) 4,029,600 shares (the “Initial 2017 Notes Shares”) of Common Stock issuable upon exchange or redemption of the 3.00% Exchangeable Senior Notes due 2017 of SLG OP (the “2017 Notes”) at the current exchange rate related to the 2017 Notes; (iii) 569,940 shares (the “Eretz / Almah Mezz Shares”) of Common Stock issuable in exchange for Partnership Units in SLG OP upon redemption of such Partnership Units by Eretz LLC and/or Almah Mezz Owner LLC (collectively, “Eretz / Almah Mezz”); and (iv) 438,517 shares (the “304 Park Avenue Shares”) of Common Stock issuable in exchange for Partnership Units in SLG OP upon redemption of such Partnership Units by 304 Park Avenue South Limited Liability Company (“304 Park Avenue South”), and (b) up to 1,196,874 additional shares of Common Stock (the “Additional 2017 Notes Shares” and together with the Initial 2017 Notes Shares, collectively, the “2017 Notes Shares”) that may be issuable in the future in the event of an adjustment in the exchange rate related to the 2017 Notes

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the resale or other distribution of the Shares (as defined herein) under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-3 filed with the United States Securities and Exchange Commission (the “Commission”) on or about December 21, 2012, and any amendments thereto (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.  The Swig Shares, the 2017 Notes Shares, the Eretz / Almah Mezz Shares and the 304 Park Avenue Shares are collectively referred to herein as the “Shares”.

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Washington, DC   |   Wilmington

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 10, 1997, Articles Supplementary filed with the Department on May 14, 1998, Articles Supplementary filed with the Department on March 20, 2000, Articles Supplementary filed with the Department on December 10, 2003, Articles Supplementary filed with the Department on May 20, 2004, Articles Supplementary filed with the Department on July 13, 2004, Articles of Amendment and Restatement filed with the Department on May 30, 2007, a Certificate of Correction filed with the Department on May 11, 2009, two Articles Supplementary both filed with the Department on September 16, 2009, Articles Supplementary filed with the Department on January 19, 2010 and two Articles Supplementary both filed with the Department on August 9, 2012;

(ii)                                  the Second Amended and Restated Bylaws of the Company adopted on or about December 12, 2007, Amendment #1 to the Second Amended and Restated Bylaws of the Company adopted on March 11, 2009, Amendment #2 to the Second Amended and Restated Bylaws of the Company adopted on September 14, 2009 and Amendment #3 to the Second Amended and Restated Bylaws of the Company adopted on December 12, 2012 (collectively, the “Bylaws”);

(iii)                               certain resolutions adopted, or actions taken, by the Board of Directors of the Company (the “Board”) with respect to the authorization of the issuance of the Shares and the filing of the Registration Statement with the Commission (collectively, the “Directors’ Resolutions”);

(iv)                              the First Amended and Restated Agreement of Limited Partnership of SLG OP, dated August 20, 1997, as amended through the date hereof (the “Partnership Agreement”);

(v)                                 the Registration Statement and the related base prospectus dated December 21, 2012, and the prospectus supplement relating to the resale or other distribution of the Shares, each in the form filed or to be filed with the Commission;

(vi)                              a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(vii)                           a certificate of Andrew S. Levine, Executive Vice President and Secretary of the Company, dated as of a recent date (the “Officer’s Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws and the Directors’

Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officer’s Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the authorization of the issuance of the Shares;

(viii)                        such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                 each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any instrument, document or agreement is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 all certificates submitted to us, including but not limited to the Officer’s Certificate, are true and correct, both when made and as of the date hereof;

(e)                                  SLG OP has been duly formed and is validly existing as a limited partnership under the laws of the State of Delaware;

(f)                                   upon the issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding on the date subsequent to the date hereof on which such Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(g)                                  any exercise of the exchange or redemption rights applicable to the 2017 Notes, and any issuance or delivery of any 2017 Notes Shares upon exercise of such exchange or redemption rights subsequent to the date hereof, will be in accordance with, and subject to, the terms and conditions of the 2017 Notes and the Indenture, dated as of October 12, 2010, by and among the Company, SLG OP, Reckson Operating Partnership, L.P. and The Bank of New York Mellon, as trustee, as amended, supplemented or otherwise modified from time to time (the “Indenture”);

(h)                                 none of the Shares will be issued or transferred in violation of the provisions of the Charter of the Company relating to restrictions on ownership and transfer of shares of stock of the Company; and

(i)                                     none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                      The Swig Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such Swig Shares are issued and delivered by the Company to Swig in exchange for Partnership Units of SLG OP, all in accordance with the Directors’ Resolutions and the terms and conditions of the Partnership Agreement, such Swig Shares will be validly issued, fully paid and non-assessable.

3.                                      The 2017 Notes Shares issuable upon exchange or redemption of the 2017 Notes in accordance with the terms and conditions of the 2017 Notes and the Indenture have been duly authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such 2017 Notes Shares are issued and delivered by the Company upon such exchange or redemption in accordance with the terms and conditions of the 2017 Notes and the Indenture, such 2017 Notes Shares will be validly issued, fully paid and non-assessable.

4.                                      The Eretz / Almah Mezz Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such Eretz / Almah Mezz Shares are issued and delivered by the Company to Eretz / Almah Mezz in exchange for Partnership Units of SLG OP, all in accordance with the Directors’ Resolutions and the terms and conditions of the Partnership Agreement, such Eretz / Almah Mezz Shares will be validly issued, fully paid and non-assessable.

5.                                      The 304 Park Avenue Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such

304 Park Avenue Shares are issued and delivered by the Company to 304 Park Avenue South in exchange for Partnership Units of SLG OP, all in accordance with the Directors’ Resolutions and the terms and conditions of the Partnership Agreement, such 304 Park Avenue Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP